Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847/439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Katie Wood
Senior Vice President, Chief Financial Officer,	Edelman
Chief Information Officer and Corporate Secretary	312/240-2827
847/718-8020

FOR IMMEDIATE RELEASE

FRIDAY, DECEMBER 8, 2006

MATERIAL SCIENCES CORPORATION EXPANDS BOARD OF DIRECTORS

Elk Grove Village, IL – December 8, 2006 – Material Sciences Corporation (NYSE: MSC) announced today that it expanded the size of its board of directors from seven to eight directors based on the recommendation of its compensation, organization and corporate governance committee. The board elected Patrick J. McDonnell to fill the new vacancy and also appointed him to serve on the board’s audit committee. His initial term as a director will expire at the 2007 annual meeting. Material Sciences is a leading provider of material-based solutions for acoustical and coated applications.

“We are pleased to welcome Patrick to the board of Material Sciences,” said Dr. Ronald A. Mitsch, non-executive chairman of the board. “His expertise in auditing and in guiding companies through times of change will help Material Sciences achieve its goal of constantly increasing shareholder value.”

McDonnell, 63, is president and chief executive officer of The McDonnell Company, LLC, a company he founded in July 2002. The McDonnell Company is a consulting firm that counsels companies through significant transitions. Previously McDonnell served as president and chief executive officer of Jordan Professional Services and prior to that as president and chief operating officer of LAI Worldwide, Inc. During his 28-year tenure at Coopers & Lybrand, McDonnell held a number of leadership positions and completed his career at the company as vice chairman of the business assurance division from 1993 to 1998. He also currently serves on the board of directors and the audit committee of First Midwest Bancorp.

McDonnell earned a Masters in Business Administration from the University of Michigan and Bachelors of Business Administration from the University of Notre Dame.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. The Company’s stock is traded on the New York Stock Exchange under the symbol MSC.

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